Exhibit 99.1

FOR IMMEDIATE RELEASE

DATE:	March 22, 2021
CONTACT:	Kenneth J. Stephon
President and Chief Executive Officer
PHONE:	267-540-8500

WILLIAM PENN BANK ANNOUNCES

THE APPOINTMENT OF ALAN B. TURNER AS

EXECUTIVE VICE PRESIDENT & CHIEF LENDING OFFICER

BRISTOL, PA – March 22, 2021 – William Penn Bank (the “Bank”), a community bank headquartered in Bristol, Bucks County, PA, is pleased to announce that Alan Turner has joined the Bank as Executive Vice President and Chief Lending Officer, further strengthening the Bank’s executive leadership team. In this role, Mr. Turner will be responsible for managing all aspects of the Bank’s lending business, including all commercial, real estate, construction, and residential lending.

Prior to joining William Penn Bank, Mr. Turner spent 20 years at Two River Community Bank, where he served as Executive Vice President and Senior Loan Officer, overseeing growth in the bank’s loan portfolio from $20 million upon his arrival to over $970 million at the time of the bank’s acquisition by OceanFirst Bank in January 2020. He remained with OceanFirst Bank as Senior Vice President and Regional Commercial Lending Manager until joining William Penn Bank.

“Alan Turner is an immensely talented executive who will lead the growth of our lending activities throughout our market area,” said Kenneth J. Stephon, Chairman, President and CEO of William Penn Bank. “We are fortunate to have such an exceptional executive taking the helm of our lending business.”

Mr. Turner earned a B.A. Degree in Justice from The American University in Washington, DC and is a graduate of George School in Newtown, PA.

About William Penn Bank

William Penn Bank serves the Delaware Valley area through thirteen full-service branch offices in Bucks County and Philadelphia, Pennsylvania, and Burlington and Camden Counties in New Jersey. The Bank’s executive offices are located at 10 Canal Street, Bristol, Pennsylvania 19007. William Penn Bank’s deposits are insured up to the legal maximum (generally $250,000 per depositor) by the Federal Deposit Insurance Corporation (FDIC). The primary federal regulator for William Penn Bank is the FDIC. For more information about the Bank, please visit www.williampenn.bank.